October 10, 1997



Mr. Michael J. Yomazzo
300 Ocean Trail Way
Jupiter, Florida  33477

Dear Mike:

         It is with great pleasure that the Board of Directors extends the title and responsibility of Chief Executive Officer to you, in addition to your role as President. As CEO, you will have overall responsibility for Photronics and its future direction.

         This letter is to confirm certain compensation matters with respect to your expanded role.

1)       Base Salary
         Your base salary has been increased to $325,000 per annum, effective on the date of your appointment.

2)       Bonus Eligibility
         You will be eligible upon the discretion of the Compensation Committee for an annual bonus of up to $325,000.

3)       Stock Options
         At the next meeting of the Compensation Committee, you will be recommended for a grant of 30,000 stock options. These options will have traditional vesting provisions. In addition, the Board considers the trading price of our shares to be reflective of the quality of your efforts and you will be recommended for an additional 50,000 stock options at the next meeting of the Compensation Committee, which options will vest in accordance with the following schedule if the share price remains above the following levels for a continuous period of twenty (20) trading days:

               Share Price                           Options Vesting
                  55.00                                  10,000
                  60.00                                  10,000
                  65.00                                  10,000
                  70.00                                  10,000
                  75.00                                  10,000

(All share amounts and share price targets will be adjusted for the 2-for-1 stock split which has been proposed for shareholders of record on November 17, 1997.)
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4)                 Consulting Arrangement
         We will enter into the Consulting Agreement attached as Exhibit "A".

5)       Split Dollar Life Insurance
         Our current split dollar life insurance arrangement will continue in accordance with our agreement.

6)       Estate and Financial Planning
         We will provide assistance to you to support your personal estate and financial planning.

7)       Medical Coverage
         To the extent permitted by law and the Company's group health policies, the Company will continue your and your spouse's eligibility for Company medical benefits after your retirement until age 65. These benefits will be extended upon the same terms and conditions as those extended to other employees of the Company. If the Company is unable to provide such coverage through its own benefit program, the Company agrees to reimburse you for the cost of obtaining any personal replacement insurance coverage.



         I hope this accurately sets forth our understanding. Please acknowledge acceptance of these terms by signing in the space provided below.

                                                    Very truly yours,


                                                    JEFFREY P. MOONAN
                                                    Jeffrey P. Moonan
                                                    Senior Vice President
                                                    General Counsel


Accepted and Agreed to:

___MICHAEL J. YOMAZZO___
   Michael J. Yomazzo

Date: October 10, 1997